Exhibit 5.1

January 6, 2011

China Shesays Medical Cosmetology Inc.
New No. 83, Xinnan Road, Wuhou District
Chengdu City, Sichuan Province, P.R. China 610041

Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

We are rendering this opinion to China Shesays Medical Cosmetology Inc., a Nevada corporation (the “Company”), in connection with the registration of shares of common stock, par value $0.001 per share (the “Common Stock”) as contemplated by the Form S-1 Registration Statement to which this opinion letter has been filed as an exhibit (the “Registration Statement”).

The Registration Statement relates to the offering under the Securities Act of 1933, as amended (the “Act”) by certain shareholders of the Company named in the Registration Statement consisting of 600,000 shares of Common Stock (the "Issued Shares") and 48,000 shares of Common Stock issuable upon the exercise of the Warrants, as hereinafter defined (the "Warrant Shares" and together with the Issued Shares, the "Offered Shares") .

In rendering our opinions set forth below, we reviewed the Registration Statement and the Warrant issued to Chief Capital Limited dated November 5, 2010 (the "Warrant"). We have also reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon the information contained in the Registration Statement and oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that:

1.	The Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

2.

Assuming that the full consideration for each Warrant Share issuable upon the exercise of the Warrant is received by the Company in accordance with the terms of the Warrant, the Warrant Shares will, when issued, be validly issued and outstanding, fully paid and nonassessable.

China Shesays Medical Cosmetology Inc.
January 6, 2011

We have assumed that at the time of issuance of the Warrant Shares the total number of shares of Warrant Stock issuable upon exercise of the Warrant will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles.

Nothing herein shall be an opinion as to the laws of any jurisdiction other than the State of Nevada.

We express no opinion regarding the effect of any securities laws on the Common Stock issued or to be issued by the Company.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Regulation S-K under the Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lionel Sawyer & Collins
LIONEL SAWYER & COLLINS